CERTIFICATE OF APPOINTMENT OF AMERICAN STOCK TRANSFER & TRUST
COMPANY

BY
Special Opportunities Fund, Inc. (the “Company”)
a Maryland Corporation

The Company is authorized to issue the following shares/units:

Class of Stock	Par Value	Number of Shares/Units Authorized
Common	$0.001	199,995,800

The address of the Company to which Notices may be sent is:
615 East Michigan Street
Milwaukee, WI 53202

The name and address of legal counsel for the Company is:
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174

Attached are true copies of the certificate of incorporation and bylaws (or such other comparable documents for non-corporate entities), as amended, of the Company.

If any provision of the certificate of incorporation or by-laws of the Corporation, any court or administrative order, or any other document, affects any transfer agency or registrar function or responsibility relating to the shares, attached is a statement of each such provision.

All shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and non-assessable. All such shares are (or, in the case of shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 and the Securities Act of 1934. Any shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions, of the relevant Act, and in each such issuance or transfer, the Corporation was or shall be so advised by its legal counsel and all shares issued or to be issued bear or shall bear all appropriate legends.

American Stock Transfer & Trust Company (“AST”) is hereby appointed as transfer agent and registrar for the shares/units of the Company set forth above, in accordance with the general practices of AST and its regulations set forth in the pamphlet entitled Regulations of American Stock Transfer & Trust Company, a copy of which we have received and reviewed.

The initial term of this Certificate of Appointment shall be three (3) years from the date of this Certificate of Appointment and the appointment shall automatically be renewed for further three years successive terms without further action of the parties, unless written notice is provided by either party at least 90 days prior to the end of the initial or any subsequent three year period. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Company.

The Corporation will advise AST promptly of any change in any information contained in this Certificate by a supplemental Certificate or otherwise in writing.

WITNESS my hand this 22nd day of January, 2010.

By:  /s/ Andrew Dakos

Title:  President

Exhibit A
to the
Fund Accounting Servicing Agreement

Fund Names

Name of Fund
Insured Municipal Income Fund

B-1

Exhibit B (continued) to the
Fund Accounting Servicing Agreement – Insured Municipal Income Fund

CLOSED-END FUND FUND ACCOUNTING ANNUAL FEE SCHEDULE at October, 2009
Fund Accounting Services Per Fund*
$[ ] on the first $100 million
[ ] basis points on the next $200 million
[ ] basis point on the balance

NOTE: All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.  Conversion, multiple classes, master/feeder and multiple manager funds, and extraordinary services quoted separately.

Chief Compliance Officer Support Fee*
▪  $[ ] /service per year

FUND ACCOUNTING SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at October, 2009
All fees are billed monthly plus out-of-pocket expenses, including pricing, corporate action, and factor services:
▪  Pricing Services
        −  $[ ] Domestic and Canadian Equities/Options
        −  $[ ] Corp/Gov/Agency Bonds/International Equities/Futures
        −  $[ ] CMOs/Municipal Bonds/Money Market Instruments/International Bonds
        −  $[ ] /Fund per Day - Bank Loans
        −  $[ ] /Fund per Day - Credit Default Swaps
        −  $[ ] /Fund per Day - Basic Interest Rate Swaps
        −  $[ ]/Fund per Month - Mutual Fund Pricing
        −  $[ ] /Foreign Equity Security per Month for Corporate Action Service
        −  $[ ] /Month Manual Security Pricing (>10/day)
▪  Factor Services (BondBuyer)
        −  $[ ]/CMO/Month
        −  $[ ] /Mortgage Backed/Month
        −  $[ ] /Month Minimum/Fund Group
▪  Fair Value Services (FT Interactive)
        −  $[ ] on the First 100 Securities/Day
        −  $[ ] on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service.  Use of an alternative price source may require amendments to these fees.

Fees are billed monthly.  *Subject to annual CPI increase, Milwaukee, MSA